As filed with the Securities and Exchange Commission on July 1, 2025

Registration Nos. 333-239188 and 333-263533

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The AZEK Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-1017663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1330 W Fulton Street, Suite 350 Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan

2021 Employee Stock Purchase Plan of The AZEK Company Inc.

(Full title of the plan)

Tim Beastrom

303 East Wacker Drive

Chicago, Illinois 60601

(Name and address of agent for service)

(312) 723-6439

(Telephone number, including area code, of agent for service)

With copies to:

Richard C. Witzel, Jr.

Skadden, Arps, Slate, Meagher & Flom LLP

320 South Canal Street

Chicago, Illinois 60606

Tel. No.: (312) 407-0700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ”“smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The AZEK Company Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment related to the following registration statements of the Company on Form S-8 (each a “Registration Statement,” and collectively the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

1.

Registration statement no. 333-239188, registering 15,852,319 shares of Class A common stock, par value $0.001 per share, of the Company (the “Common Stock”) issuable under The AZEK Company Inc. 2020 Omnibus Incentive Compensation Plan, which was filed with the SEC and became effective on June 15, 2020.

2.

Registration statement no. 333-263533, registering 3,500,000 shares of Common Stock issuable under the 2021 Employee Stock Purchase Plan of The AZEK Company Inc., which was filed with the SEC and became effective on March 14, 2022.

On July 1, 2025, pursuant to the Agreement and Plan of Merger, dated as of March 23, 2025, as amended (the “Merger Agreement”), among the Company, James Hardie Industries plc, an Irish public limited company (“Parent”), and Juno Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, all offerings of the Company’s securities pursuant to the Registration Statements have been terminated. In accordance with undertaking made by the Company in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company that were registered under to the Registration Statements and remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 1, 2025.

THE AZEK COMPANY INC.

By:	/s/ Tim Beastrom
Tim Beastrom Vice President